UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 23, 2006
World Air Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26582	20-2121036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

HLH Building, 101 World Drive, Peachtree City, Georgia	30269

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:     770-632-8322
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
     On May 24, 2006 and May 25, 2006, the chief executive officer and chief financial officer of World Air Holdings, Inc (the “Company”) will give presentations in New York, New York and in Boston, Massachusetts, respectively, to certain analysts, institutional investors and others at which time there will be distributed to those present an “Investor Presentation” dated May 2006. The Investor Presentation is filed as Exhibit 99.1 to this current report.
     Certain statements contained herein and in the Investor Presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward-looking statements made by, or on behalf of, the Company herein or in the Investor Presentation. The information contained herein and in the Investor Presentation speaks only as of the date hereof and the Company assumes no obligation to publicly update or revise any forward-looking statements made herein or in the Investor Presentation, whether as a result of new information, future events or otherwise.
     Certain information herein and in the Investor Presentation relates to selected financial and operational information through the first quarter of 2006 and does not represent a complete set of financial statements and related footnotes prepared in conformity with generally accepted accounting principles (“GAAP”). Most, but not all, of the selected financial information herein and in the Investor Presentation is derived from the Company’s consolidated unaudited financial statements being prepared in accordance with GAAP and management’s discussion and analysis of the Company’s financial condition and results of operation also being prepared for the year ended December 31, 2005 and for the quarter ended March 31, 2006. It is important to note that the Company has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2005 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and financial information contained herein and in the Investor Presentation with respect to such periods is preliminary, unaudited, subject to finalization and may change.
     Information which may be deemed “material” and is publicly disclosed by the Company for the first time herein and in the Investor Presentation includes: (i) a block hour growth rate from 2004 to 2005 in excess of 55%; (ii) an increase in average aircraft utilization from 8.1 hours per day in 2004 to 9.3 hours per day in 2005; (iii) key financial data showing a compound growth rate in revenue of more than 27% from 2003 through 2005, a compound growth rate of more than 45% in operating income over the same periods, and a compound growth rate of more than 50% in EBITDA, also over the same periods; (iv) an improvement in net income from a loss of $26 million in 2001 to estimated net income of between $33 million and $36 million in 2005; (v) an increase in stockholder’s equity from a negative $31 million in 2001 to a positive estimated range of between $85 million to $90 million at the end of 2005; and (vi) an update for the quarter ended March 31, 2006 reflecting estimated revenue for such quarter of between $216 million to $221 million, compared to revenue for the first quarter of 2005 of $160 million, or an increase of approximately 35%; and estimated operating income for the first quarter of 2006 of between $4 and $7 million. It should be noted that estimated results for the first quarter of 2006 were negatively impacted by certain nonrecurring events, including the impact of a nine day pilot strike in the quarter with an estimated cost of $4 million, payments to pilots in such quarter of a signing bonus aggregating approximately $3 million, and extraordinary professional fees incurred in the first quarter of approximately $3 million.
     While the Company expects a relatively weak second quarter for 2006 compared to estimated results for the first quarter of 2006, the Company expects that the second half of 2006 will show significant improvement over the first half as results of operations strengthen throughout the second half, principally due to an expected increase in AMC flying, the effect of North American becoming a member of the Alliance Team and the continued growth of both World Airways and North American into various commercial markets.
     The Investor Presentation will also be available on the Company’s website at www.worldairholdings.com.
     Information contained herein and in Exhibit 99.1 hereto shall not be deemed filed for purposes of the Securities Exchange Act of 1934, nor shall such information and exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD AIR HOLDINGS, INC.

	By:	/s/ Mark M. McMillin
Name: Mark M. McMillin Title: General Counsel & Corporate Secretary

Dated: May 23, 2006

Exhibit Index
Exhibit No. 99.1.     Investor Update, May 2006.